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                                                                       EXHIBIT A
[CARACO LOGO]


FOR IMMEDIATE RELEASE                                  CONTACT:  WILLIAM R. HURD
                                                                 (313) 871-8400

                  CARACO ANNOUNCES FINALIZATION OF AGREEMENTS

        Detroit, MI, August 21, 1997 -- Caraco Pharmaceutical Laboratories, Ltd. (Bulletin Board: CARA) today announced that it has completed the transaction with Sun Pharma (Sun) of India in which Sun will infuse $7.5 million in cash over the next 18 months and provide technology for twenty-five products over the next five years, valued at over $14 million.

        The finalization of the Sun-Caraco agreement also makes effective the agreement between Caraco and the Economic Development Corporation of Detroit
(EDC) whereby payments on the $8.8 million mortgage note from the EDC will be postponed until February 1999. In addition, short term demand notes of approximately $2 million dollars are in the process of being restructured. The revised terms currently provide for the principal to be due August 1, 1999 with interest at 10% to be prepaid in exchange for an equivalent number of shares of common stock of the corporation at $1.50 per share. The notes also contain a common stock conversion option until maturity at the same price per share.

        In connection with the consummation of the Sun transaction, and Sun's impending acquisition of 5.3 million shares of Caraco common stock, Caraco's Board of Directors will be restructured.

        "Looking towards an expeditious entrance into the US market, Sun Pharma evaluated a number of opportunities and generic products and found Caraco offered the synergy for development, manufacture, and marketing of generic pharmaceutical products" said Narendra Borkar, Sun Pharma Director and Caraco CEO Designate.

        "Both companies recognize the vast potential for advancements in the pharmaceutical market that this strategic alliance affords and we are excited that the agreement has finally been completed. We can now begin to grow the company through aggressive product development and marketing programs." Said William Hurd, President of Caraco.

        During the last six months, Sun has been working on a strategic plan for introduction of new products which will be instituted immediately. Sun Pharma is an integrated Pharmaceutical Company specializing in the manufacture of bulk pharmaceutical active substances and finished dosage forms, pharmaceutical product development, and marketing. It's strong product base includes products in neurology, psychiatry, cardiology, gastroenterology, oncology, and anti-infectives.
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        Caraco Pharmaceutical Laboratories, LTD, is engaged in the developing, manufacturing, and marketing generic drugs for the ethical and over-the-counter markets. Among Caraco's products are Nifedipine, a calcium channel blocker for the cardiovascular market; SureLac(TM), a lactase enzyme tablet which permits enjoyment of dairy products without discomfort; Metoprolol Tartrate Tablets, for the cardiovascular market; and additional products used for pain relief, infection, and coughs and colds.